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                                                                    Exhibit 23.2

             [LETTERHEAD OF BDO Stoy Hayward, London, England]


The Directors
Metromail Corporation                                                5 June 1996
360 East 22nd Street
Lombard
Illinois 60148
USA


Dear Sirs,

METROMAIL CORPORATION REGISTRATION
STATEMENT/PROSPECTUS TO BE FILED ON OR ABOUT 6 JUNE 1996

As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm) included in or made a part of the above registration statement.

Our audit was conducted in accordance with generally accepted auditing standards in the United Kingdom.

Yours faithfully

/s/ BDO Stoy Hayward

BDO Stoy Hayward
Chartered Accountants and Registered Auditors

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